Exhibit 10.78

AGREEMENT

THIS AGREEMENT (the “Agreement”) is dated as of December 14, 2006 and is made by and between TASKER PRODUCTS CORP., f/k/a TASKER CAPITAL CORP., a Nevada corporation (the “Company”), and RICHARD FALCONE (the “Executive”).

WHEREAS, the Executive was brought on board to commence the implementation of a restructuring of the Company, to establish a strategic plan and secure financing; and

WHEREAS, the Executive has completed successfully those tasks and has determined that it is now appropriate to resign from the Executive’s employment relationship with the Company with the consent of the Company, and the parties hereto desire to settle and resolve all issues arising from or related to such relationship and the termination thereof.

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Executive (collectively referred to as the “Parties”) hereby agree as follows:

1.  Resignation. The Executive hereby resigns from the Executive’s employment with the Company with the consent of the Company as Chief Executive Officer and the Executive hereby resigns and withdraws from all other positions (as an employee, officer, director or board committee member or otherwise) of the Company and of any subsidiary or affiliate of the Company (together with the Company the “Company Entities”), effective as of the close of business on December 14, 2006 (the “Effective Date”). The Executive agrees that he has received all compensation owed to him in respect thereof (including under the Employment Agreement (as hereinafter defined)), except for (i) payment of his base salary and accrued but unpaid vacation through the date hereof, (ii) his rights to exercise his vested stock options (“Stock Options”) pursuant to the terms of the stock option agreements by and between the Executive and the Company dated August 2, 2005, November 17, 2005 and January 25, 2006, respectively with respect to 100,000, 300,000 and 2,200,000 shares of the Company’s common stock (the “Stock Option Agreements”), and (iii) his right to elect continuation of group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and that upon receipt of such compensation and benefits he will have no continuing right to receive any additional compensation or benefits, including severance or a year-end bonus, from any of the Company Entities following or in respect of such resignation, except as specifically provided for herein.

2.  Settlement. In consideration of the Executive’s obligations in Section 5(b) hereof, the Company hereby agrees to pay to the Executive, the amount of $150,000 (the “Settlement Payment”). The Settlement Payment shall be paid in a lump sum payment on December 14, 2006; provided, however, that if the Executive fails to execute the Release Agreement, which is attached as Exhibit A hereto (the “Release”), within the time frame specified hereunder and in Section 7 of the Release or if the Executive rescinds the Release within the period specified in Section 7 of the Release, the Executive shall promptly return the Settlement Payment to the Company. The Executive shall also be entitled to retain his Stock Options, exercisable for 2,600,000 shares of the Company’s common stock, pursuant to the terms of the Stock Option Agreements, as heretofore amended. The Company hereby acknowledges to the Executive that the Stock Option Agreements have been amended, subject to the execution of this Agreement and the Release, and expiration, without rescission, of the rescission period in Section 7 of the Release, as follows: (i) the Stock Options are vested in full, (ii) the exercise price of the Stock Options have been reduced to $0.11 per share and (iii) the Stock Options are exercisable at the option of the Executive on a “cashless” basis.

3.  Benefits. The Company shall promptly reimburse the Executive for any medial insurance costs incurred by the Executive and/or his spouse through December 31, 2007. The Executive shall not be entitled to receive any other benefits of the Company from and after the Effective Date other than as specifically provided herein.

4.  Return of Company Property. The Executive represents and warrants that he will return to the Company or, at the Company’s option, confirm that he has destroyed, in each case, no later than December 14, 2006, all property of the Company, including all equipment, all corporate credit cards issued in the Executive’s or the Company’s name, all keys to offices of the Company and all memoranda, records and other documents, papers or electronic media relating to the Company (including without limitation all account information such as contact names, addresses, numbers and other information regarding customers and potential customers), and all copies thereof including such items stored in computer memories, prepared by or made available to the Executive during employment with the Company. Notwithstanding the previous sentence, subject to the execution of the Release and expiration, without rescission, of the rescission period in Section 7 of the Release, the Executive is entitled to retain his laptop computer, his cell phone, and his blackberry, provided that he temporarily gives the Company the opportunity and access to erase all materials on the laptop computer and on the blackberry; it being understood that the Company and its agents shall no longer provide any service to the foregoing. Subject to the execution of the Release and expiration, without rescission, of the rescission period in Section 7 of the Release, the Executive shall be entitled, at the Company’s expense through December 31, 2007, to continue to use that certain leased car that he uses that is in the Company’s name. In the event that the current lease for said vehicle expires prior to December 31, 2007, the Company shall promptly reimburse the Executive the cost of a replacement vehicle during such time provided that the Company shall not be responsible to reimburse the Executive any amounts in excess of the current lease costs through December 31, 2007.

5.  Covenants.

a.  Confidentiality; Non-Compete. The Executive acknowledges to the Company that he continues to be bound by the confidentiality, noncompetition and nonsolicitation restrictions contained in the Employment Agreement.

b.  Release and Non-Disparagement. Simultaneously with the execution of this Agreement, the Company shall execute and deliver to the Executive, the Release. This Agreement shall be null and void if the Executive fails to execute the Release within the time period provided in Section 7 of the Release or if the Executive rescinds his execution of the Release within the time period provided in Section 7 of the Release.

c.  Mail, Telephone and Email. The Company shall promptly forward to the Executive all personal correspondence and mail it receives from time to time on the Executive’s behalf (including without limitation, insurance documentation). During the sixty (60) days following the Effective Date, on the same basis as are currently available, the Company shall promptly notify each party that sends the Executive an email that he is no longer employed with the Company and place a similar message on the Executive’s voicemail at the Company.

6.  Representations.

a.  Authority, Reliance, Liens. The Executive represents and warrants that (i) the Executive has the capacity to act on the Executive’s own behalf and on behalf of all who might claim through the Executive to bind them to the terms and conditions of the Resignation Documents (defined below), (ii) the Executive has not relied upon any representations or statements made by the Company which are not specifically set forth in this Agreement, and (iii) there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released pursuant hereto.

b.  Voluntary Execution. This Agreement and the other Resignation Documents are executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that: (i) they have read each Resignation Document, (ii) they have been represented in the preparation, negotiation, and execution of each Resignation Document by legal counsel of their own choice or that they have voluntarily declined to seek such counsel, (iii) they understand the terms and consequences of each Resignation Document and of the releases therein contained, and (iv) they are fully aware of the legal and binding effect of each Resignation Document.

c.  Counsel. The Executive acknowledges that the Company has specifically advised the Executive to seek counsel regarding the legal, tax and other consequences of the matters provided in this Agreement and the other Resignation Documents. In the event that the Executive elects not to consult with an attorney or other counsel regarding the Executive’s rights and obligations under the Resignation Documents and the legal effect hereof, the Executive hereby waives all rights to such consultation. Such waiver is and shall be irrevocable and unequivocal, without any conditions or reservations of any kind.

7.  Severability. The parties understand and agree that in the event any provision of any Resignation Document is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, the respective Resignation Document shall be deemed to be restricted in scope or otherwise modified to the extent necessary to render the same valid and enforceable or, in the event that any provision of any Resignation Document cannot be modified or restricted so as to be valid and enforceable, then the same shall be deemed excised from the respective Resignation Document if circumstances so require, and the respective Resignation Document shall be construed and enforced as is such provision had originally been incorporated therein as so restricted or modified, or as if such provision had not originally been contained therein, as the case may be.

8.  Entire Agreement; Amendment. This Agreement, together with the Release (the “Resignation Documents”) represent the entire agreement and understanding between the Company and the Executive concerning the Executive’s employment with the Company and the separation of the Executive from the Company, and supersedes and replaces any and all prior agreements and understandings concerning the Executive’s relationship with the Company and the Executive’s compensation by the Company, including without limitation the Employment Agreement effective as of February 2, 2006 between the Company and the Executive (other than Sections 7, 8, 9 and 10 thereof), and any prior employment agreement previously entered into by the Company and the Executive, excluding the Stock Option Agreements. This Agreement may only be amended by a written instrument signed by the Executive and a duly authorized officer of the Company.

9.  Specific Enforcement. The Executive acknowledges and agrees that the Company will suffer irreparable harm as a consequence of any breach or threatened breach by the Executive of any of the provisions of any Resignation Document and the Executive hereby consents to the Company seeking and being awarded such injunctive and other equitable relief as a court may deem appropriate in the circumstances to prevent or restrain any such breach or threatened breach. In addition, the Executive breaches any term of a Resignation Document, the Company may commence legal action and pursue any available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under this Agreement, together with reimbursement of any reasonable legal fees or expenses incurred by them in connection therewith. If Company seeks and/or obtains relief from an alleged breach of a Resignation Document, all of the provisions of this Agreement shall remain in full force and effect.

10.  Governing Law. This Agreement and each other Separation Document shall in all respects be interpreted and governed by the laws of the State of Connecticut (without regard to Connecticut’s conflicts laws) and the Parties in any action arising out of this Agreement shall be subject to the jurisdiction and venue of the federal and state courts, as applicable, of the State of Connecticut, Fairfield County. The Executive agrees that service of process upon the Executive in any such action or proceeding may be made by delivery thereof by first-class mail, postage prepaid, to the Executive, at his last known address on the books and records of the Company.

11.  Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12.  Successors. This Agreement shall extend and inure to the benefit of, and shall be binding upon, the Executive, the Company, and each of their respective successors and assigns.

13.  Further Assurances. At the request of any Party, the other Party shall execute and deliver such further documents, and take such other action, as may be necessary or appropriate to give full effect to the transactions contemplated by this Agreement.

14.  Counterparts This Agreement may be executed in one or more counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

/s/ Richard Falcone
RICHARD FALCONE

STATE OF	}
COUNTY OF	}ss:

On the __ day of December in the year 2006 before me, the undersigned, personally appeared Richard Falcone, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same, and that by his signature on the instrument, the individual executed the instrument.

Notary Public

TASKER PRODUCTS CORP.

By:	/s/ Lanny Dacus
Name: Lanny Dacus
Title: President and CEO

STATE OF	}
COUNTY OF	}ss:

On the ____ day of December in the year 2006 before me, the undersigned, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of the __ day of December, 2006 by and between RICHARD FALCONE (“Executive”) and TASKER PRODUCTS CORP. f/k/a TASKER CAPITAL CORP. (the “Company”).

WHEREAS, Executive’s employment by the Company will terminate; and

WHEREAS, in connection with that termination and pursuant to that certain Agreement by and between the Company and Executive dated as of the date hereof (the “Agreement”), the Company has agreed to pay Executive certain amounts (including, without limitation, the Settlement Payment (as defined therein)), subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.  Resignation. Executive hereby resigns from Executive’s employment with the Company with the consent of the Company as Chief Executive Officer and Executive hereby resigns and withdraws from all other positions (as an employee, officer, director or board committee member or otherwise) of the Company and of any subsidiary or affiliate of the Company, effective as of the open of business on December __, 2006 (the “Effective Date”).

2.  Acknowledgements. Executive acknowledges that: (i) the payments described in Section 2, 3 and 4 of the Agreement constitute full settlement of all his rights under the Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to him. Executive further acknowledges that, in the absence of his execution of this Release, he would not otherwise be entitled to the payments described in Section 2, 3 and 4 of the Agreement.

3.  Release and Covenant Not to Sue.

3.1. Release. Executive hereby fully and forever releases and discharges the Company (including, for purposes of this Section 3, all predecessors and successors, subsidiaries, affiliates, assigns, officers, directors, trustees, employees, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims Executive may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, libel, slander, negligence, breach of covenant of good faith and fair dealing, personal injury, emotional distress, breach of contract, breach of confidentiality, invasion of privacy, negligence, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the United States Constitution, the Constitution of the State of New Jersey, the Civil Rights Act of 1964, including Title VII, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Family Medical Leave Act, the Rehabilitation Act of 1973, or any other federal, state (including, but not limited to Connecticut) or local statutes concerning employment, labor, and/or human rights or discrimination laws, and any claim for discrimination or retaliation based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, or perceived disability, medical condition, status with regard to public assistance, sexual harassment, or any other protected class status, but excludes claims arising after the date hereof out of any breach of this Release.

3.2. Covenant Not to Sue. Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company and that he has not assigned any claim against the Company to any other person or entity. The Executive further promises not to initiate a lawsuit or to bring any other claim against the Company arising out of or in any way related to Executive’s employment by the Company or the termination of that employment other than with respect to those claims expressly not released by the Executive hereunder. Nothing in this Release, however, shall prevent or restrict Executive from cooperating with the Equal Employment Opportunity Commission with respect to any investigation or claim of age discrimination in violation of the Age Discrimination in Employment Act; provided, however, that Executive agrees that if any action with respect to the claims released herein is brought in his name before any court or administrative tribunal, he will not accept any payments in connection therewith.

3.3. Claims Not Released. In addition, the forgoing will not be deemed to release Executive from claims solely (a) to enforce this Release, (b) to enforce the Agreement, (c) to enforce the confidentiality, non-competition and non-solicitation restrictions contained in the Employment Agreement by and between Executive and the Company effective as of February 2, 2006 (the “Employment Agreement”) or (d) for indemnification under the Company’s By-Laws, under applicable law, under any indemnification agreement between the Company and Executive (including, without limitation that certain Indemnification Agreement dated June 16, 2006) or under any similar arrangement including, without limitation, with respect to claims involving Provco Ventures.

4.  Non-Competition and Confidentiality Obligations. Executive acknowledges that Sections 7, 8, 9 and 10 of the Employment Agreement survive the termination of his employment. Executive affirms that the restrictions contained in the Employment Agreement are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions, and that he will abide by those restrictions.

5. Non-Disparagement. The Executive will not disparage Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Company or any of its directors, officers, agents or employees.

6.  Cooperation. Executive further agrees that he will reasonably cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Executive was involved during or which otherwise relate to his employment with Company including, without limitation the Company’s litigation involving James Collins. Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

7.  Rescission Right. Executive expressly acknowledges and recites that (a) he has read and understands this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company. This Release will become effective and enforceable on the day following the expiration of the seven-day revocation period (the "8th Day"). In the event that Executive does revoke this Release in writing prior to the 8th Day, this Release shall not be effective or enforceable and, in such event, all rights, agreements and obligations created by this Release shall be ineffective, null, void and unenforceable, except for the termination of his employment, which is effective as of the Effective Date even if Executive does revoke this Release. Executive further understands that if he revokes this Release in accordance with this Section 7, Executive will be obligated to promptly return the Settlement Payment.

8. Release and Covenant Not to Sue.

8.1. Release. The Company hereby fully and forever releases and discharges Executive (including, for purposes of this Section 8, all predecessors and successors, subsidiaries, affiliates, assigns, officers, directors, trustees, employees, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims the Company may have for defamation, libel, slander, negligence, breach of covenant of good faith and fair dealing, personal injury, emotional distress, breach of contract, breach of confidentiality, invasion of privacy, negligence, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the United States Constitution, the Constitution of the State of New Jersey, the Civil Rights Act of 1964, including Title VII, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Family Medical Leave Act, the Rehabilitation Act of 1973, or any other federal, state (including, but not limited to Connecticut) or local statutes concerning employment, labor, and/or human rights or discrimination laws, and any claim for discrimination or retaliation based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, or perceived disability, medical condition, status with regard to public assistance, sexual harassment, or any other protected class status, but excludes claims arising after the date hereof out of any breach of this Release.

8.2. Covenant Not to Sue. The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Executive and that it has not assigned any claim against Executive to any other person or entity. The Company further promises not to initiate a lawsuit or to bring any other claim against Executive arising out of or in any way related to Executive’s employment by the Company or the termination of that employment other than with respect to those claims expressly not released by the Company hereunder.

8.3. Claims Not Released. In addition, the forgoing will not be deemed to release the Company from claims solely (a) to enforce this Release, (b) to enforce the Agreement or (c) to enforce the confidentiality, non-competition and non-solicitation restrictions contained in the Employment Agreement.

9.  Miscellaneous.

9.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive. There have been no such violations, and the Company specifically denies any such violations.

9.2. Successors and Assigns. This Release will inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and (in the case of the Company) permitted assigns. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. Executive may not make any assignment of this Release or any interest herein.

9.3. Severability. The provisions of this Release are severable. If any provision or the scope of any provision is found to be unenforceable or is modified by a court of competent jurisdiction, the other provisions or the affected provisions as so modified shall remain fully valid and enforceable.

9.4. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

9.5. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Connecticut, without regard to the application of the principles of conflicts of laws.

9.6. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Executive has executed this Release, in each case as of the date first above written.

TASKER PRODUCTS CORP.

By:	/s/ Lanny Dacus
Name: Lanny Dacus
Title: President and CEO

/s/ Richard Falcone
RICHARD FALCONE